                                                                    EXHIBIT 99.6


                            WHITE PINE SOFTWME, INC,
                             STOCK OPTION AGREEMENT
                                    UNDER ITS
                            STOCK OPTION PLAN (1994)

         THIS STOCK OPTION AGREEMENT is issued to the Optionee hereinbelow set forth pursuant to the Stock Option Plan (1994) (the "Plan") of White Pine Software, Inc., a Delaware corporation (the "Company").

         1. Optionees; Basic Terms. The Optionee is hereby granted an option to purchase the number of fully paid and non-assessable shares of the Common Stock of the Company at the option price hereinbelow set forth, subject to the following additional terms and conditions:

                  A.       Definitions.

                  (i) "Code" shall mean the Internal. Revenue Code of 1986, and as amended from time to time.

                  (ii) "Incentive option" shall mean. an option described in Section 422 of the Code. To qualify for favorable tax treatment Provided by an incentive option, the shares purchased upon exercise must be held for a period of (2) years from the date of the option grant and for a period of one
(1) year after the shares are transferred to Optionee.

                  (iii) "Non-Qualified Option" shall mean an option other than an Incentive Option, the exercise of which generally results in an immediate taxable event.

                  (iv)     "Optionee is Vincent Chavey.

                  (v)      "Purchase Price" per share is $5.00

                  (vi) Unless otherwise indicated, all capitalized terms set forth in this Agreement shall have the meaning provided to them under the Plan, a copy of which Optionee acknowledges having received.

         B.       Grant of Option.

                  (i) The Company hereby grants to the Optionee an option (the "Option") to purchase 3,000 shares of the Common Stock of the Company (the "Optioned stock"), upon the terms and conditions set forth below. The date of grant of the option is May 1, 1996 (the "Grant Date").

                  (ii)     This Option is intended to be a(n):

                            X Incentive Option (to be received only by
                           ---
employees of the Company).

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                           ___ Non-Qualified Option.

                  (iii) The Optionee is a(n) (if applicable, check more than one):

  X   Employee                 Officer                     Other Person
-----                  -------                     ------- providing services

      Director                 Consultant
-----                  -------

         C.       Duration of Option.

                  (i) incentive option: If this Option is an Incentive Option, as set forth above, it shall expire one day short of ten (10) years from the Grant Date, provided, however, for any Optionee who owns more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company, the duration of this option shall be five (5) years.

                  (ii) Non-Qualified Option: It this Option is a Non-Qualified Option, as set forth above, it shall expire years after the Grant Date.

         D.       Purchase Price.

         The Purchase Price for the shares subject to the option is either: (a) determined by the Board of Directors of the Company and may be less than the Fair Market Value on the grant date if the option is a Non-Qualified Option, (b) equal to at least one-hundred percent (100%) of Fair Market Value if the Option is an incentive option, or (c) equal to at least one-hundred ten percent (110%) of Fair Market Value if the Option is an Incentive option and Optionee holds more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company or of its Parent or any subsidiary.

         2. Exercisability. Subject to Section 6 regarding termination of Optionee's employment, consulting or other relationship with the Company and
Section 10.B.ragarding Incentive options, this Option shall become exercisable, in one to the extent or more installments (to the nearest whole number) to the extent of 1/36th the total number of Optioned Stock, on a monthly basis commencing on May 1, 1996 and continuing on the corresponding day of each of the next succeeding thirty-five (35) -months. The number of shares of Optioned Stock which become exercisable each month, to the extent not previously exercised, shall accumulate until exercised in accordance with and subject to the terms and conditions of this Agreement.

         3,       Method of Exercise and Payment. This Option may be exercised from time to time, in whole or in part, to the extent exercisable, only by delivery to an officer of the Company of the original of this option with an appropriate Notice of Exercise duly signed by the holder, together with the full purchase price of the shares purchased pursuant to the exercise of the option; provided, however, that this option may not be exercised if such exercise would violate any law or governmental order or regulation. Payment for the shares purchased pursuant to any exercise shall be made in full at the time of such. exercise, in any of the following methods, as determined by the Board of Directors and as may be elected by the Optionee:

                  (i) may X or may not __ pay in cash or by check payable to the order of the Company;

                  (ii) may _ or may not X pay in Common Stock of the Company already owned by the Optionee for a period of six (6) months prior to such exercise, valued as of the date of exercise of the Option at Fair Market Value; or

                  (iii) may ___ or may not X pay by a promissory note payable to the order of the Company; if a promissory note is tendered, such note shall bear interest at an interest rate determined by, and shall be subject to such terms and conditions as are prescribed by, the Board as. set forth in the form of promissory note then utilized under the Plan.

         Optionee agrees to have withheld from any remuneration payable to him by the Company and/or to pay to the Company, at the time of exercise of the Option, an amount which is required to be withheld or paid pursuant to any Federal, State or local tax or revenue laws or regulations, as may be determined by the Company. The Optionee may or may not X satisfy such tax withholding by instructing the company to withhold such number of option shares exercised which, when valued at Fair Market Value on the date of Exercise, equal the total tax obligations required to be withheld.

         4. Non-Transferability. This option shall not be transferred, sold, pledged, assigned, hypothecated, or disposed of in any manner by Optionee other than by will or the laws of descent and distribution to the extent hereinafter set forth; provided, however, that a transfer hereof may be made pursuant to a qualified domestic relations order (as defined in the Code or as permitted by Title I of the Employee Retirement income Security Act (IIERISA") or the rules thereunder) and, provided further, that Optionee may designate a beneficiary (which may be an individual or trustee) who may exercise the Option after Optionee's death and enjoy the economic benefits thereof, subject to the consent of Optionee's spouse where required by law. This Option may be exercised during the holder's lifetime only by the holder hereof or, upon the holder's legal incapacity to act on his/her own behalf, by the holder's conservator or other lawful representative. The Option shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation, any purported assignment, whether voluntary of by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee! process or similar process, whether legal or equitable, upon the option.

         5. Termination. To the extent that this Option shall not have been exercised in full prior to its termination or expiration date, whichever shall be sooner, it shall terminate and become void and of no effect.

         6. Cessation of Continuous Status -- Termination, Retirement, Death or Disability. If the holder Shall voluntarily or involuntarily cease his/her Continuous Status (as such term is defined in the Plan) (hereinafter referred to as a "Termination"), the option of the holder shall terminate forthwith, except that the holder shall have thirty (30) days (or such longer period as the Board may approve) following the Termination to exercise this option or any shorter portion thereof which the holder could have exercised on the date of Termination; provided, however, that if the Termination is due to (i) retirement by the holder on or after attaining the age of sixty-five (65) years, (ii) the disability of the holder or (iii) the death of the holder, the holder or the representative of the estate of the holder shall have the privilege of exercising the -entire unexercised vested portion of this option, provided that such exercise be accomplished (a) prior to the expiration of this Option and
(b) either within thirty (30) days of the holder's retirement, within twelve
(12) months of the holder's disability, within twelve (12) months after the date of death of the of the holder, as the case may be. Notwithstanding any of the foregoing, if the Termination is "for cause" (as such term is defined in Section 7(d) of the Plan), or is terminated due to his expropriation of, or after termination he expropriates, Company property (including trade secrets or other proprietary rights) or Optionee breaches (before or after termination) any of his duties be under Section 12 hereof, the existence of which shall be determined by the Board of Directors or the Committee established to administer the Plan (such decision to be made by the Board or Committee in its sole discretion and which determination shall be conclusive), this option shall terminate immediately upon the Termination and the holder in such event shall have no right after such Termination to exercise any unexercised Option he might have exercised on or prior to the Termination.

         7. Stock Option and Capital Adjustments. If, prior to the complete exercise of this option, there shall be declared and paid a stock dividend upon the Common stock of the Company or if such stock shall be split up, converted, exchanged or reclassified, this Option, to the extent that it has not been exercised, shall entitle the holder, upon the future exercise of this Option, to such number and kind of securities or other property, subject to the terms of the Option, to which the holder would be entitled had he actually owned the stock subject to the unexercised portion of the option at the time of the occurrence of such stock dividend, split up, conversion, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option shall be the same as if shares of Common Stock of the Company originally optioned were being purchased as provided herein.

         8.       Acceleration of Exercise Date.

                  A. Sale of Assets, Merger, Consolidation and Change of Control. Notwithstanding anything herein to the contrary contained in this Agreement, all outstanding unexercised Options may become fully vested upon action by the Board of Directors of the Company in the event of any merger, acquisition or sale of the Company (other than a merger, acquisition or sale with respect to which a majority of the members of the Board of Directors of the Company prior to the merger, acquisition or sale continue to be a majority of the Board of Directors of the resulting corporation after such merger, acquisition or sale), all pursuant to and subject to the-terms and conditions of the Plan including, without limitation, the limitations upon vesting imposed by Section 8 of the Plan. In the event of any such merger, acquisition or sale with respect to which immediate vesting of the options does not occur, and in the further event that the Optionee is terminated within twelve (12) months after such merger, acquisition or sale as a result of an actual or constructive discharge (as defined in Section 12(b) of the Plan) for any reason or no reason (other than for "Cause" as defined in Section 12(b) of the Plan), then Optionee's Option shall vest immediately and may be exercised without regard to the normal vesting schedule for a period of two (2) years commencing on the date of such termination, or, if shorter, for the duration of the balance of the term of the Option; provided, however, that if the Option is an Incentive Option, then Optionee shall only be entitled to exercise the option for a period of ninety (90) days commencing on the date of such termination, or, if shorter, for the duration of the balance of the term of the Option.

         9.       Compliance With securities Laws.

                  A. Postpone issuance. Notwithstanding, any provision of this option to the contrary, the Company may postpone the issuance and delivery of shares upon any exercise of this Option until one of the following conditions shall be met:

                           (i)      The shares with respect to which such Option
has been exercised are at the time of the issue of such shares effectively registered under applicable Federal and state securities laws now in force or hereafter enacted or amended; or

                           (ii)     Counsel for the company shall. have given an
opinion that registration of such shares under applicable Federal and state securities laws, as now in force or hereafter enacted or amended, is not required.

                  B. Investment Representation. In the event that for t any reason the shares to be issued upon exercise of the option shall not be effectively registered under the Securities Act of 1933 (the 111933 Act"), upon any date on which the option is exercised in whole or in part, the Company shall be under no further obligation to issue shares covered by the option, unless the Optionee shall give a written representation to the Company, in form satisfactory to the Company, that such person is acquiring the shares issued pursuant to such exercise of the option for investment and not with a view to, or for sale in connection with, the-distribution of any such shares, and that he/she will make no transfer of the same except in compliance with the 1933 Act and the rules and regulations promulgated thereunder and then in force, and in such event-1 the Company may place an "investment legend" upon any certificate for the shares issued by reason of such exercise.

         10.      Special Rules Regarding Incentive Options.

                  A. Notice-of Transfer. If this Option is an Incentive Option, the employee-optionee hereby agrees to notify the Company in writing within three (3) days after any sale, transfer or other disposition of shares acquired upon the exercise of this Option which occurs within either twelve (12) months following the date of-exercise or twenty-four (24) months following the date of grant.

                  B. $100.000 Per Year Exercise Limit. If this option is an Incentive option, it shall be exercisable in accordance with the above schedule of Section 2, but in no event shall it be exercised to the extent that the aggregate fair market value of Common Stock covered by such option which is exercisable for the first time during any calendar year, when combined with the aggregate fair market value of all stock covered by incentive stock options (as defined in the Code) granted to Optionee after December 31, 1986 by the Company, its parent or a subsidiary of the Company which are exercisable for the first time during the same calendar year, exceeds $100,000.

         11. No Agreement of Employment. Neither the grant of this option nor this Agreement shall be deemed to create any agreement with, or obligation by, the Company to employ the Optionee for any period of time, it being understood that employment is strictly "at will" in the absence of any written agreement to the contrary and, in the absence of such written agreement, such person may be terminated by the Company at any time, with or without cause.

         12. Assignment of Inventions, Etc.: Non-Disclosure of Confidential Information. As further consideration for the issuance of the Option, the Optionees, if he is an Employee of the Company, agrees as follows:

                  A. Assignment of Inventions. Any and all trade secrets, inventions and proprietary information which either (i) relates at the time of conception or reduction to practice to the company or its business, or actual or demonstrably anticipated research or development of the company or (ii) results from any work performed by the Optionee for the Company is hereby assigned to, and shall become the absolute property of, the Company and shall at all times and for all purposes be regarded as acquired and held by the optionee in a fiduciary capacity for the sole benefit of the Company, and the Optionee agrees that, upon request, he will promptly make all disclosures, execute all assignments, instruments and papers, and perform all acts whatsoever necessary or desired by the Company to vest and confirm in it, its successors, assigns and nominees, all rights created or contemplated by this subparagraph A and which may be necessary or desirable to enable the Company, its, successors, assigns, and nominees to secure and enjoy the full benefits and advantages thereof.

                  B. Nondisclosure of Confidential Information. The Optionee shall not, during his employment by the Company or at any time thereafter, directly or indirectly use, divulge, furnish or make accessible to anyone other than the Company, its directors and officers other than in the regular course of the business of the Company or any of its subsidiaries, any knowledge or information with respect to (i) confidential, secret or proprietary plans, data (including cost data), specifications, procedures and techniques, methods, technology, "know-how," or material relating to the business, products, services (whether existing or under development) or activities of the Company or its subsidiaries, (ii) any confidential business plans or surveys of the Company or its subsidiaries, (iii) any other confidential or secret aspect of the business, products, services or activities of the Company or its subsidiaries, or (iv) any customer usage's and requirements or any customer lists of the Company or its subsidiaries. The Optionee shall not, upon leaving the employ of the Company, without the prior written consent of an executive officer of the Company, take with him any data, customer lists, reports, studies, compilations, business plans, presentations/proposals, letters, memoranda, notes or other writings or documents whatever, or copies hereof, which reflect or deal with any of the confidential information described in this Section 12B.

                  C. Remedies. The Optionee acknowledges that a breach of the provisions of this Agreement will cause the Cowpony irreparable injury for which the Company cannot be reasonably or adequately compensated in damages. The Company shall, therefore, be entitled, in addition to all other remedies available to it, to injunctive and/or other equitable relief to prevent a breach of this Agreement, or any part of it, and to secure its enforcement, and any termination of Optionee as a result of a violation of this Section 12 shall be deemed 11foi. cause."

         13. Subject to Plan. This Option is issued subject and pursuant to the provisions of the Plan, receipt of a copy of which the holder acknowledges. A determination of the Board of Directors or the Committee established pursuant to the Plan as to any questions which may arise with respect to thc interpretation of the provisions of this option and of the Plan shall be final. The Board of Directors or the Committee may authorize and establish such rules and regulations, and revisions thereof, not inconsistent with the provisions of the Plan, as it may deem advisable. Any provision hereof which is inconsistent with, or contrary to, the terms and conditions of the Plan shall be superseded and governed by the Plan.

         14. Severability. If any condition, term or provision of this Agreement is determined by a court to be illegal or in conflict with any law, state or federal, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular condition, term or provision determined to be unenforceable.

         15. Entire Agreement; Delaware Law. This Agreement contains the entire understanding and agreement between the parties hereto respecting the within subject matter, and there are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating 1:-.o the subject matter of this Agreement that are not fully expressed herein. The Company is a Delaware corporation, and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         WITNESS the signature of its duly authorized officer of the Company as of the date of grant hereof.


                                           THE COMPANY:

                                           WHITE PINE SOFTWARE, INC.

                                           By: /s/ Illegible
                                               ---------------------------------

                                           Title:
                                                  ------------------------------


THE OPTIONEE:

Acknowledged and Agreed to*:

/s/ Vincent Chavey
------------------------------------
SIGNATURE

Vincent Chavey
------------------------------------
Print Name

14 Route de Valboure
------------------------------------
Street Address

00410 BIOT (France)
------------------------------------
City, State, Zip Code

162 1021 27 006677
------------------------------------
Social Security No.


*IF you have any "Inventions" to except from Section 12, you must IDENTIFY ALL SUCH INVENTIONS below, or, if the statement is not applicable, you must write NONE below.

None
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                       AMENDMENT TO STOCK OPTION AGREEMENT

         This Amendment to Stock Option Agreement (this "Amendment") is entered into as of February 1997, between White Pine Software, Inc., a Delaware corporation (the "Company'), and Vincent Chavey (the "Optionee").

         WHEREAS, the Company has issued to the Optionee a stock option agreement, a copy of which is attached hereto (the "Stock Option Agreement"), to purchase up to an aggregate of 3,000 shares (post-split) of the Company's common stock, par value $.01 per share, at an exercise price of $5.00 per-split) on the terms and conditions set forth therein; and share (post-split) in the terms and conditions set forth herein; and

         WHEREAS, the Company and the Optionee have determined that it is desirable to clarify certain terms of the Stock Option Agreement,

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

         1. Section l(B)(i) of the Stock Option Agreement is hereby deleted in. its entirety, and the following clause is substituted therefor.

                  "(i) The Company hereby grants to the Optionee an option (the "Option") to purchase 3,000 shares of Common Stock of the Company (the "Optioned Stock"), upon the terms and conditions set forth below. The date of grant of the Option is May 6, 1996."

         2. Section l(B)(i) of the Stock Option Agreement is hereby deleted in its entirety, and the following clause is substituted therefor:

                  "(ii) This Option is intended to be a Non-Qualified Option."

         3. Section I (C) of the Stock Option Agreement is hereby deleted in its entirety, and the following clause is substituted therefor:

                  "I(C) Duration of Option. This Option shall expire ten years after the Grant Date."

         4. Section 2 of the Stock Option Agreement is hereby deleted in its entirety, and the following clause is substituted therefor:

         "2. Exercisability. Subject to Section 6 regarding termination of Optionee's employment, consulting or other relationship with the Company, this Option shall become exercisable, in one or more installments (to the nearest whole number), so that 1136th of the total number of Optioned Stock shall vest on a monthly basis commencing on May 6, 1996 and continuing on the corresponding day of each of the next succeeding 34 months, with the balance vesting on April 6, 1999. The number of shares of Optioned Stock which becomes exercisable each month, to the extent not previously exercised, shall accumulate until exercised in accordance with and subject to the terms and conditions of this Agreement."

         5. The parties hereby agree that the Stock Option Agreement has not because issued pursuant to the Company's 1994 Stock Option Plan. Notwithstanding the preceding sentence, the parties agree that the definitions, terms and provisions of the Stock Option Agreement shall be interpreted as if the terms and conditions of the Company's 1994 Stock Option Plan had been expressly set forth in the Stock Option Agreement, in order that the Stock Option Agreement has the same terms and conditions as if it had been issued under the Company's 1994 Stock Options Plan.

         6. As modified by this Amendment, the Stock Option Agreement shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the undersigned have duly executed, or caused to be executed, this Amendment under seal as of the date first set forth above.


WHITE PINE SOFTWARE, INC.

By:   /s/ Illegible                           /s/ Vincent Chavey
     ----------------------------           ------------------------------------
      Title: Treasurer                            Vincent Chavy

                       AMENDMENT TO STOCK OPTION AGREEMENT

         This Amendment to Stock Option Agreement (this "Amendment') is entered into as of August 5, 1997 between White Pine Software, Inc., a Delaware corporation (the "Company"), and Vincent Chavy (the "Optionee").

         WHEREAS, the Company has issued to the Optionee, pursuant to a letter agreement between the Company and the Optionee dated 516/96, a stock agreement (the "Option Agreement"), a copy of which is attached hereto, to purchase up to an aggregate of 3,000 (post-split) of the Company, ' s common stock, par value $.01 per share, at an exercise price of $5.00 per share (post-split) on the terms and conditions set forth therein, and

         WHEREAS, in connection with a resolution of the Board of Directors of the Company duly addptedonAugu7st5,1997iorevi~etliii~C6ir,i"sepncean vestingsched e of certain outstanding stock options, the parties have agreed to modify the terms of the Option Agreement as se-t forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged d, the Company and the Optionee agree as follows:

         1. Section 4 of Schedule A to the Stock Option Agreement is hereby deleted in its entirety and replaced with the following:

                  "4, Exercise (purchase) price per share:    $2.501~

         2. Section 5 of Schedule A to the Stock Option Agreement is hereby deleted in its entirety and replaced with the following:

                                    "5. Vesting Schedule: (i) 118 of the shares granted hereunder (rounded down to 1he nearest integer) shall vest on 1 RIM; (ii) an additional 1/8 of the shares granted hereunder (rounded down to the nearest integer) shall vest on each of the next six
                                    (6) semi-annual anniversary dates of 5/6/97, 22/6/97, 5/6/98, 11/6/98, 5/6/99, 11/6/99;
                                    and the balance thereof shall vest on
                                    5/6/00."

         3. As modified by this Amendment, the Option Agreement shall remain in fall force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the undersigned have duly executed, or caused to be executed, this Amendment under seal as of the date first set forth above.


WHITE PINE SOFTWARE, INC.

By:   /s/ Killko Caballero                         /s/ Vincent Chavy
     -------------------------------              ------------------------------
     Killko Caballero, President                       Vincent Chavy